Exhibit 99.1

FOR IMMEDIATE RELEASE
August 26, 2005

Contacts:
Mark Barnett at (614) 677-5331
barnetj5@nationwide.com

Jeff Botti at (614) 249-6339
bottij@nationwide.com

Nationwide Financial announces redemption

of 7.10% Trust Preferred Securities

Columbus, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS) announced today that it will redeem all of the outstanding 7.10% Trust Preferred Securities of Nationwide Financial Services Capital Trust II, due 2028, on September 28, 2005. The redemption price for the Trust Preferred Securities will be $25.00 per security, for a total principal amount of $200.0 million plus any accrued distributions through the redemption date.

As a result of this transaction, Nationwide Financial will incur a non-cash charge of approximately $14.0 million, net of taxes, in the third quarter of 2005. The non-cash charge reflects the acceleration of costs that otherwise would have been recognized through 2028. Specifically, the costs are related to unamortized issuance costs and a deferred loss on previous hedging transactions.

“The decision to call these securities is part of our ongoing efforts to improve our capital efficiency,” said Eileen Kennedy, senior vice president and chief financial officer. “We intend to replace these securities with a new issuance in the near future, which will drive economic savings versus our current structure.”

About Nationwide Financial

Nationwide Financial, a publicly traded company based in Columbus, Ohio, provides a variety of financial services that help consumers investi and protect their long-term assets, and offers retirement plans and services through both public- and private-sector employers.

It’s part of the Nationwide group of companies, which offers diversified insurance and financial services. The group is led by Nationwide Mutual Insurance Company, which is ranked No. 99 on the Fortune 100 based on 2004 revenue.ii For more information, visit www.nationwide.com.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide Corporation’s control of the Company through its beneficial ownership of 94.3% of the combined voting power of all the outstanding common stock and 62.5% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, Public Company Accounting Oversight Board or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments; and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs (DAC) and/or value of business acquired (VOBA), reduction in the value of the Company’s investment portfolio or separate account assets, or a reduction in the demand for the Company’s products; (xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xiv) settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheet; (xv) deviations from assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; and (xvi) adverse litigation results and/or resolution of litigation and/or arbitration or investigation results.

[i]

Life insurance is issued by Nationwide Life Insurance Company or Nationwide Life and Annuity Insurance Company, Columbus, Ohio. The general distributor is Nationwide Investment Services Corporation, member NASD. In MI only: Nationwide Investment Svcs. Corporation.

ii	Fortune Magazine, April 2005

Nationwide, the Nationwide Framemark and Nationwide Financial are federally registered service marks of Nationwide Mutual Insurance Company. On Your Side is a service mark of Nationwide Mutual Insurance Company.